Exhibit 10.7

                        Global Payment Technologies, Inc.
                                425-B Oser Avenue
                               Hauppauge, NY 11788

                                                      Effective November 7, 2005

Mr. Stephen Nevitt
8176 Natures Way
Apartment 21
Bradenton, Florida  34202

Dear Mr. Nevitt:

         This letter constitutes our agreement with respect to your employment as Chief Executive Officer and President of Global Payment Technologies, Inc. (the "Company").

1. Employment. You are hereby employed as the Company's President and Chief Executive Officer with duties and responsibilities customary to such positions. During the employment term, you will devote your full business time and attention to the affairs of the Company.

2. Salary; Benefits. The Company will pay you an annual salary of $225,000 per year. You shall also be eligible to receive all benefits available to senior executives of the Company in accordance with Company plans in effect during your employment.

3. Term. Subject to the provisions hereof, your employment commences effective on the date hereof and will continue for one year and will continue thereafter for consecutive periods of one year, unless, no later than ninety (90) days prior to the expiration of the then-current employment year, either you or the Company give written notice to other electing not to extend your employment.

         Your employment will terminate immediately upon (i) your death, (ii) or upon written notice from the Board of Directors as a result of your incapacity due to physical or mental illness, resulting in your inability to perform the essential functions of your position for a period of ninety days during any twelve month period. In addition, the Company may terminate your employment for "good cause" which shall mean (i) your conviction, or the entering of a plea of nolo contendere, with respect to a felony or any material criminal action on your part or; (ii) your willful and continued failure to perform your material duties as Chief Executive Officer and President of the Company, which failure is not remedied within a reasonable cure period after notice from the Board of Directors.

         Notwithstanding any other provision hereof, in the event that there is a change of control of the Company where the transaction is entered into during the first six months hereof, the Company shall have the right to terminate this agreement at the closing of the transaction but shall pay you the sum of $25,000 and if there is a change of control of the Company where the transaction is entered into within the second sixth month period after the date hereof, the Company shall also have the right to terminate such agreement upon the closing of such transaction and upon payment to you of the sum of $50,000.


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4. Expenses. During the first 12 months of your employment and recognizing you now live in Florida, the Company will pay your reasonable living expenses for an apartment in Long Island, New York (not to exceed $2,000 a month) so that you may perform your services at the Company's offices in Hauppauge, New York. In addition, the Company will pay you an automobile allowance (not to exceed $500 per month) during this period to enable you to perform your duties.

5. Stock Options. You are hereby granted options to purchase 250,000 shares of the Company's common stock at an exercise price equal to $2.85 (the closing price on November 7, 2005). One-third of such options (83,333) will vest on the first anniversary of the date of your employment, one-third of such options (83,333) will vest on the second such anniversary and the final one-third (83,334) will vest on the third anniversary. The exercise period for such option will be seven years and have such other terms as are set forth herein and in the Option Contract being executed this date and annexed as Exhibit A. All of your stock options will vest and become fully exercisable upon a sale of substantially all of the assets of the Company or any sale or merger or other event that results in a change of control of the Company if such transaction occurs with an entity first introduced to the Company after the effective date hereof. Subject to approval by the Company's shareholders, the Company will grant you options to purchase an additional 250,000 shares of the Company's common stock at a price equal to the fair market value of the Company's common stock on the date that the shareholders approve such additional options. If approved, these options will also vest over a three year period and will have the same provisions as the options described above.

         This will also confirm our agreement that in the event we both mutually agree, instead of the additional 250,000 options described above, the Company may provide you with additional compensation in an alternative form (e.g., "restricted stock"), subject to our mutual agreement with respect thereto.

         The foregoing is our entire agreement and may not be amended or changed except in a writing signed by the party against whom the same is sought to be enforced, shall be governed by the laws of New York, and any dispute hereunder shall be resolved solely in the Supreme Court of the State of New York, New York County or the United States District Court for the Southern District of New York. Each of the parties hereby agrees to the jurisdiction and venue of such courts with respect to all matters relating hereto.

         Please confirm our agreements below.
                                          Very truly yours,

                                          GLOBAL PAYMENT TECHNOLOGIES, INC.

                                          By:
                                              ----------------------------------
                                          Name:
                                                --------------------------------
                                          Title:
                                                 -------------------------------
AGREED TO AND ACCEPTED
AS OF THE EFFECTIVE DATE HEREOF:

-------------------------------
      Stephen Nevitt

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